Exhibit 10.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”) dated as of the 27th day of July, 2009, is made by and between National Beef Packing Company, LLC, a Delaware limited liability company (“National Beef”), and John R. Miller Enterprises III, LLC (“Consultant”).

WHEREAS, John R. Miller (“Miller”) is currently employed by National Beef Packing Company, LLC, a Delaware limited liability company, as Chief Executive Officer pursuant to an employment agreement dated as of December 30, 2008, as amended (the “Prior Agreement”);

WHEREAS, to facilitate management transition, National Beef desires to modify Miller’s responsibilities and terminate the Prior Agreement but retain Consultant as a consultant at the same compensation as provided in the Prior Agreement; and

WHEREAS, Consultant is willing to enter into this Agreement and terminate the Prior Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.           Term.  Subject to the terms and conditions herein, National Beef will retain Consultant to provide services from the date hereof (the “Effective Date”) until and including the earlier of the last day of the fiscal year ending on or about August 28, 2010 (the “2010 fiscal year”), or such later date as the parties may agree (the “Expiration Date”) (the period from the Effective Date until the Expiration Date being sometimes referred to herein as the “Term”).

2.           Services.  Consultant agrees to provide such consulting services as National Beef may reasonably request from time to time.  Consultant shall provide the personal consultative services of Miller to fulfill all of Consultant’s obligations under this Consulting Agreement.  No person other than Miller will assume Consultant’s obligations under this Consulting Agreement.

3.           Compensation.

a.           Annual Salary.  Consultant shall be paid by National Beef a consulting fee at the annual rate of $1,100,000 for each 12-month period during the Term, pro-rated for any portion thereof, payable in substantially equal monthly installments on or before the last day of each monthly period with respect to each such period.

b.           Annual Bonus.  Taking into account Miller’s earlier service under the Prior Agreement, Consultant shall be paid by National Beef an annual incentive bonus (an “Annual Bonus”) for the 2009 fiscal year and 2010 fiscal year equal to:  (a) if National Beef’s earnings before taxes (“EBT”) for such fiscal year exceeds $20,000,000, two and three-quarters percent (2.75%) of the amount of such excess, up to EBT of $80,000,000; plus (b) if EBT for such fiscal year exceeds $80,000,000, one percent (1%) of such excess.

Any Annual Bonus accruing with respect to a fiscal year shall be payable within sixty (60) days following the end of such fiscal year; provided, however, if calculation of the Annual

Bonus is not administratively practicable due to events beyond the control of Consultant, then payment shall be made during the first taxable year of Consultant in which the calculation of the amount of the payment is administratively practicable.

c.           Long-Term Incentive Plan.

i.           Consultant shall, if it is performing services hereunder through the last day of the fiscal year ending on or about August 28, 2010, or as otherwise described herein, be paid by National Beef a long-term incentive bonus (“Long-Term Bonus”) equal to:  (a) if National Beef’s cumulative EBIT during the period from the first day of the fiscal year beginning on or about August 30, 2008 through the last day of the fiscal year ending on or about August 28, 2010 exceeds $76,667,000, six percent (6.0%) of such excess, up to cumulative EBIT of $100,000,000; plus (b) if such cumulative EBIT exceeds $100,000,000, two percent (2.0%) of such excess.  Any Long-Term Bonus accruing under this Section 3(c) shall be payable within sixty (60) days following the end of the fiscal year ending on or about August 28, 2010 (the “Long-Term Bonus Date”); provided, however, if calculation of the Long-Term Bonus is not administratively practicable, then payment shall be made during the first taxable year of Consultant in which the calculation of the amount of the payment is administratively practicable.

ii.           For purposes of calculating the Long-Term Bonus under this Section 3(c), National Beef’s EBIT shall be determined by National Beef’s accountants using generally accepted accounting principles consistently applied.

d.           Support.  During the Term, National Beef shall, at its expense, cause to be provided for Consultant’s use, office facilities at National Beef’s principal business locations and such secretarial services Consultant may reasonably require in carrying out its obligations under this Agreement.

e.           Business Expenses.  During the Term, Consultant shall also be reimbursed by National Beef for reasonable business expenses actually incurred or paid by it, consistent with the policies of National Beef, in rendering to National Beef the services provided for herein, upon presentation of expense statements or such other supporting information as National Beef may reasonably require.  Such expenses shall include, without limitation, expenses for business travel requested by the Company to and from Salt Lake City, Utah, it being understood by the parties that such travel will be on aircraft provided by the Company, or, if such are not available, at comparable cost on other aircraft.  In addition, Consultant will receive an expense allowance for Miller’s Kansas City condominium, which will be limited to $100.00 per night for each night for which Miller uses said condominium while conducting business for National Beef in Kansas City.

f.           Location of Residence.  During the Term, Miller shall not be required to relocate from his Salt Lake City, Utah home.

g.           Aircraft Leases.  National Beef agrees to continue to lease the two aircraft owned by Miller on an arm’s length commercially reasonable basis pursuant to the existing leases of such aircraft.  If during the term of the existing leases on such aircraft, either of the existing leased aircraft is replaced by Miller or his affiliates with the approval of the Board, then

Miller will be given the option to lease such replacement aircraft to National Beef on an arm’s length commercially reasonable basis.

4.           Termination.

a.           The retention of Consultant hereunder may be terminated by National Beef on at least thirty (30) days’ prior written notice if the Board reasonably determines that Miller has become permanently disabled (as hereinafter defined).  Such written notice shall provide reasonable detail regarding the basis for such determination.  Miller shall be deemed to be “permanently disabled,” as used in this subsection, if Miller has been substantially unable to discharge his duties and obligations hereunder with or without reasonable accommodation, by reason of illness, accident or disability for a period of 180 days in any twelve-month period.

b.           The retention of Consultant hereunder shall be automatically terminated on the date of Miller’s death.

c.           National Beef may terminate this Agreement for cause (as hereinafter defined) by the vote of a majority of the full Board following:  (i) notice to Consultant of not less than fifteen (15) days setting forth in detail the nature of such cause; and (ii) a hearing before the Board at which Consultant shall be entitled to representation by counsel.  National Beef shall have “cause” to terminate Consultant, as used in this subsection, only if Consultant has:  (i) refused or failed, after reasonable written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material order of the Board given to it in writing; (ii) materially and willfully breached the terms of this Agreement; (iii) demonstrated gross negligence or willful misconduct in the execution of material assigned duties where such gross negligence or willful misconduct has resulted, or would reasonably be expected to result, in material damage to National Beef; or (iv) been convicted of a felony (A) constituting fraud, embezzlement or other illegal conduct related to its services or (B) which has otherwise resulted, or would reasonably be expected to result, in material damage to National Beef.  With respect to clauses (ii) and (iii) of the previous sentence, National Beef shall have “cause” to terminate Consultant only if the damage referred to therein or resulting therefrom is not cured or avoided by Consultant within thirty (30) days following the giving of the notice referred to above.

d.           In addition to the circumstances set forth above in subsections (a), (b) and (c), National Beef may terminate Consultant’s services for any reason or no reason and with or without cause upon thirty (30) days’ prior written notice to Consultant.

e.           Consultant may terminate this Agreement hereunder for any reason or no reason upon thirty (30) days’ prior written notice to National Beef.

f.           Consultant may terminate this Agreement hereunder forthwith at any time for good reason (as hereinafter defined) upon written notice to National Beef.  For purposes of this subsection, “good reason” shall mean the occurrence of any of the following (i) a reduction by National Beef in Consultant’s basic compensation or bonuses herein provided or as the same may be increased from time to time; and (ii) a material and willful breach by National Beef of any of its obligations to Consultant hereunder.

g.           If this Agreement is terminated pursuant to subsection (a) or (b) above, Consultant shall be entitled to, and National Beef’s obligation hereunder shall be limited to:  (i) the payment of the compensation accrued under Section 3(a) hereof plus, until the earlier of the first anniversary of such termination or the Expiration Date (such earlier date being the “Deemed Termination Date”), monthly payments of compensation pursuant to Section 3(a) and in the case of disability; (ii) the payment (A) on or before the Annual Bonus Date for the fiscal year in which such termination occurs, of the Annual Bonus payable pursuant to Section 3(b) for such fiscal year and (B) on or before the Annual Bonus Date for the fiscal year in which the Deemed Termination Date occurs, of a pro-rated amount (based on the number of days in such fiscal year) through the Deemed Termination Date of the Annual Bonus that would have accrued if Consultant had been retained hereunder through the last day of such fiscal year; and (iii) the payment, on or before the Long-Term Bonus Date (if the Long-Term Bonus has not already been paid), of a pro-rated amount (based on the number of days in the period applicable to such bonus) through the Deemed Termination Date of the amount of the Long-Term Bonus (if not already paid), that would have accrued if Consultant had been retained hereunder for the term applicable to such Long-Term Bonus.

h.           If this Agreement is terminated by National Beef pursuant to subsection (c) above, or if Consultant terminates this Agreement pursuant to subsection (e) above, National Beef’s obligation hereunder shall be limited to the payment of the compensation accrued under Section 3(a) hereof to the date of such termination.

i.           If this Agreement is terminated pursuant to subsection (d) or (f) above, Consultant shall be entitled to, and National Beef’s obligation hereunder shall be limited to:  (i) the payment of the compensation accrued under Section 3(a) hereof to the date of such termination plus continued monthly payment of compensation under Section 3(a), through the Expiration Date; and (ii) the payment, on or before the Annual Bonus Date for the fiscal year in which such termination occurs and each fiscal year thereafter through the Expiration Date, of the Annual Bonus that would have accrued for such fiscal year if Consultant had been retained through the last day of such fiscal year; and (iii) the payment, on or before the Long-Term Bonus Date (if the Long-Term Bonus has not already been paid), of the amount of Long-Term Bonus (if not already paid) that would have accrued if the Agreement had continued through the Expiration Date.  If consent of the applicable insurers is not received within 30 days, then an amount in cash sufficient for Consultant to obtain comparable coverage will be paid to Consultant in equal monthly payments through the Expiration Date.

5.           Consulting Services.

a.           During the Term, the Consultant shall provide consulting services to National Beef as reasonably requested by the Board of Managers or senior management from time to time.

b.           As part of the services hereunder and at the request of the Company, Miller will attend and participate in meetings and actions of the Board of Managers, (including telephonic meetings and actions taken by written consent) and receive copies of all materials distributed to the Board of Managers.  Notwithstanding the foregoing, Miller shall have no vote in any such meeting, or consent action, nor will Miller be counted for purposes of determining whether a quorum is present.

6.           Covenant Not to Compete.  Consultant agrees that during the Term and for a period of eighteen (18) months thereafter, neither it nor Miller will, directly or indirectly, without the prior written consent of National Beef:

a.           own, have any interest in, or act as an officer, director, partner, member, manager, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business located or doing business in the United States of America or in Mexico that is engaged, or hereafter may become engaged, in slaughtering, processing, marketing or fabricating meat or boxed meat or which is otherwise engaged in competition in any manner with any other business engaged in by National Beef or any subsidiary of National Beef, at any time during the term of Consultant’s services hereunder;

b.           divert, or attempt to divert, clients, customers (whether or not such persons have done business with National Beef once or more than once) or accounts of National Beef, regardless of their location; or

c.           entice, induce or in any manner influence any person who is or shall be in the employ or service of National Beef to leave such employment or service, provided that Consultant and Miller may retain the services of Teri Davis at any time without breach of this covenant.

Notwithstanding the foregoing, Consultant and Miller may:  (i) own together not more than five percent (5%) of the outstanding equity securities of any entity engaged in competition with National Beef (ii) invest in, or acquire any rights to contracts of, businesses relating to lactoferrin in connection with medical or other applications not related to beef, pork, poultry, fish, dairy, produce and animal feed (for food safety purposes); and (iii) receive from the licensor party to an Exclusive License Agreement dated December 10, 1999 with National Beef, a portion of royalty payments paid and payable by National Beef to the licensor pursuant to such Exclusive License Agreement.

If a final judicial determination is made that any of the provisions of this Section is an unenforceable restriction against Consultant or Miller, the provisions of this Section shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Section, effective as of the date first written above, to the maximum extent in favor of National Beef that is lawfully enforceable.  The obligations of Consultant and Miller and the rights of National Beef under this Section shall survive the termination of this Agreement.

7.           Specific Performance.  Recognizing that the restrictions, covenants and assurances contained in Section 6 hereof are reasonable and necessary in order to protect the legitimate business interests of National Beef, that any breach or threatened breach of any such restriction, covenant or assurance (a “Breach”) will result in substantial and irreparable damage to National Beef, and that the remedies at law for any Breach will be inadequate, National Beef shall be authorized and entitled to obtain from any court of competent jurisdiction:  (a) preliminary and permanent injunctive relief including, without limitation, mandatory injunctive relief requiring compliance with such restrictions, covenants and assurances or enjoining and restraining Consultant and Miller, and each and every person, firm or company acting in concert or participation with it, from the continuation of any Breach; (b) an equitable accounting of all profits or benefits arising out of any Breach; and (c) direct, incidental and consequential damages to National Beef arising from any Breach, including, without limitation, costs and reasonable attorney’s fees sustained by National Beef by reason of the Breach:  the foregoing rights and remedies being cumulative and in addition to such other rights and remedies which may be available to National Beef at law or in equity.

8.           Indemnification.  National Beef agrees, to the fullest extent permitted by the Delaware Limited Liability Company Act and other applicable law, to indemnify Consultant and Miller against any and all claims, losses, damages or costs related in any way to Miller’s prior employment with National Beef or to his service as an officer or member of the Board or as a fiduciary or trustee of any benefit plan maintained by National Beef or any of its subsidiaries or to the consulting services hereunder.  National Beef will pay all attorney fees and other expenses relating in any way to this indemnification agreement and shall advance any such fees and other expenses at the request of Consultant or Miller, as the case may be, and all payments hereunder will be fully grossed up for any tax liabilities.  This indemnification agreement will continue and survive following the termination of all of Consultant’s services, until the expiration of all applicable statutes of limitation.  National Beef will carry a directors’ and officers’ liability insurance policy throughout the period during which the foregoing indemnification agreement survives, with terms reasonably acceptable to Consultant, but the right to indemnity hereunder shall not be limited by, or to the coverage of, such insurance policy.  The foregoing rights shall also not be exclusive of any other indemnification rights arising under the LLC Agreement or other agreement or resolution or other decision of the members or Board of National Beef and shall inure to the benefit of the heirs and legal representatives of Consultant and Miller.  Notwithstanding the foregoing, any such indemnification shall be limited to circumstances or events where (a) either (i) the Consultant or Miller, as the case may be, at the time of the action or inaction in question, determined in good faith that his course of conduct was in, or not opposed to, the best interests of the Company, or (ii) in the case of inaction by the Consultant or Miller, the inaction was not intended to be harmful or opposed to the best interest of the Company, and (b) the Consultant’s conduct did not constitute fraud or willful misconduct by the Consultant.

9.           Consultant’s Representation.  Consultant represents and warrants to National Beef that neither the execution nor delivery of this Agreement, nor the performance of Consultant’s obligations hereunder will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Consultant is a party or under which Consultant is bound, including without limitation, the breach by Consultant of a fiduciary duty to any former employer.

10.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal substantive law (but not the conflict of law principles) of the State of Missouri.

11.           Costs of Enforcement.  Subject to the provisions of Section 19 hereof, if either party brings any legal action against the other to enforce its rights under this Agreement, the prevailing party in such dispute shall be entitled to recover from the other party all fees, costs and expenses of enforcing its rights under this Agreement including, without limitation, the reasonable fees and expenses of attorneys, accountants and expert witnesses, which shall include, without limitation, all fees, costs and expenses of appeals.

12.           Entire Agreement.  This Agreement shall constitute the whole agreement of the parties hereto in reference to any retention of Consultant or Miller by National Beef and in reference to any of the matters or things herein provided for or hereinabove discussed or mentioned in reference to such employment, and all prior agreements, promises, representations and understandings relative thereto are hereby superseded.  Without limiting the generality of the foregoing, this Agreement shall supersede and replace any and all existing employment agreements or arrangements which Consultant or Miller may have with National Beef or its predecessor in interest, including, without limitation, the Prior Agreement.

13.           Assignability.

a.           In the event that National Beef shall merge or consolidate with any other partnership, limited liability company, corporation, or business entity, or all or substantially all of National Beef’s business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, then this Agreement shall automatically be assigned to the surviving entity of such merger or consolidation or the purchaser of assets who shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, National Beef hereunder.

b.           This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other parties hereto, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of Section 13(a).

c.           Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

14.           Amendments; Waivers.  This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

15.           Notice.  All notices, requests and other communications hereunder shall be in writing and:  (i) if given by telegram or telex, shall be deemed to have been validly served, given or delivered when sent; (ii) if given by personal delivery, shall be deemed to have been validly served, given or delivered upon actual delivery; (iii) if sent by overnight courier service, shall be deemed to have been validly served, given or delivered on the next business day after delivery to such overnight courier service; (iv) if mailed, shall be deemed to have been validly served, given or delivered three business days after deposit in the United States mail, as registered or certified mail, with proper postage prepaid and, in the case of (iii) or (iv) hereof, addressed to the party or parties to be notified, at the following addresses (or such other address(es) as a party may designate for itself by like notice); and (v) if sent by facsimile, shall be deemed to have been validly served, given or delivered upon receipt of facsimile confirmation;

If to National Beef:
National Beef Packing Company, LLC
c/o U.S. Premium Beef, LLC
12200 North Ambassador Drive
Kansas City, Missouri 64163
Attention:  Steven D. Hunt
Fax:  (816) 713-8810

With a copy to:
Stoel Rives LLP
Suite 4200
33 South Sixth Street
Minneapolis, Minnesota 55402
Attention:  Mark J. Hanson
Fax:  (612) 373-8881

If to Consultant:
John R. Miller Enterprises, LLC
c/o John R. Miller
299 S. Main Street, #2450
Salt Lake City, Utah 84111
Fax:  (801) 961-1135

16.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

17.           Survivability.  The rights and obligations of the parties to this Agreement under Sections 4, 6, 7, 8, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, and all provisions of this Agreement necessary for the enforcement of those rights and obligations, shall survive the termination of this Agreement.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one Agreement.

19.           Dispute Resolution.

a.           To the fullest extent permitted by law, and subject to the provisions of Section 4(c) and Section 7 hereof, the parties agree in the event of any alleged breach hereof to submit the dispute for resolution by “mini-trial,” unless either party believes that such procedure is inappropriate for the matter in controversy.  Such mini-trial shall be conducted in accordance with the Center for Public Resources (CPR) Mini-Trial Agreement for Business Disputes before a panel consisting of a person with full decision-making authority designated by each party and a neutral advisor selected jointly by the parties.  Limited discovery shall be permitted as agreed by the parties.  The mini-trial shall be conducted in Kansas City, Missouri at an agreed time, place and date.  Arguments may be presented by counsel or others as each party deems appropriate.  Each party shall have no more than three hours (which may be extended by mutual agreement) to present exhibits, testimonies, summaries of testimony and argument.  No recording of the proceeding shall be permitted.  Consultant may have present and consult with other advisors as deemed appropriate.  Such proceeding shall be confidential and, unless a mutually agreeable settlement is reached, no portion of the proceeding shall be used for any purpose in any subsequent proceeding.  If a mutually agreeable settlement is reached, the panel shall prepare or cause to be prepared a written settlement agreement setting forth the terms and conditions of the settlement which shall be executed by each party and shall be enforceable by and binding upon each party.  In the event a mutually agreeable settlement is not reached through use of the mini- trial proceeding, either party may initiate arbitration as provided in subsection (b) below.  The neutral advisor shall be disqualified as a witness, consultant or expert in any subsequent proceeding.

b.           Subject to the provisions of Section 4(c) and Section 7 hereof, in the event either party has determined that the mini-trial procedure is not appropriate or if no mutually agreeable settlement is reached through use of the mini-trial procedure, the dispute shall be resolved by binding arbitration in Kansas City, Missouri in accordance with the rules of the Uniform Arbitration Act.  Such arbitration shall be initiated by either party by notifying the other party in the same manner as a summons or by registered mail return receipt requested and requesting a panel of five arbitrators from the American Arbitration Association.  Alternate strikes shall be made to the panel commencing with the party requesting the arbitration until one name remains.  Such individual shall be the arbitrator for the controversy.  The party requesting the arbitration shall notify the arbitrator in the same manner as a summons or by registered mail return receipt requested who shall hold a hearing(s) within sixty (60) days of the notice.  To the fullest extent permitted by law, reasonable discovery, including depositions, shall be permitted.  Discovery issues shall be decided by the arbitrator.  Post-hearing briefs shall be permitted.  The arbitrator shall render a decision within twenty (20) days after the conclusion of the hearing(s).  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  All fees for such arbitration will be divided equally among the participating parties.

20.           Confidentiality.

             a.           Consultant acknowledges that it will obtain certain confidential information and trade secrets (“Confidential Information”) about National Beef during its engagement, that this information was obtained by National Beef at great expense and the information is zealously guarded by National Beef from unauthorized disclosure.  In recognition of the foregoing, the Consultant will not at any time during its engagement or following termination for any reason, disclose, use or make otherwise available to any third party any Confidential Information relating to National Beef’s business, including, but not limited to:  its products, business methods and techniques; trade secrets, data, specifications, developments, and research activity; marketing and sales strategies, information and techniques; long and short term plans; business policies; current and prospective customer lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of National Beef, except for disclosure necessary in the course of the Consultant’s duties.  Confidential Information shall not include information that (i) at the time of disclosure or thereafter is (x) in the public domain or becomes generally known to the public through no fault of Consultant or (y) not treated as confidential by National Beef; (ii) was available to the Consultant on a non-confidential basis from a source other than National Beef, provided that such source was not known by the Consultant to be bound by a confidentiality agreement with National Beef; (iii) is known to Consultant prior to receipt thereof from National Beef (or any predecessor of National Beef); or (iv) the Consultant is legally compelled to disclose.  This confidentiality provision is intended by the parties to be enforceable regardless of whether the protected information legally constitutes “trade secrets.”

b.           Consultant agrees that, upon termination of its engagement with National Beef whether voluntary or involuntary, it will promptly deliver to National Beef (and will not keep in its possession or deliver to anyone other than National Beef) all Confidential Information in its possession, including, without limitation, all records, data, notes, reports, proposals, lists, correspondence, business plans, and other documents or property pertaining to the Confidential Information and all reproductions and extracts thereof.  Consultant acknowledges and agrees that all such materials are the sole property of National Beef and that it will certify to National Beef at the time of termination that it has complied with this obligation.

21.           Offset.  National Beef shall not offset any amounts owing on the compensation payable pursuant to Section 3(a) hereof, the Annual Bonus or the Long-Term Bonus, absent a final judicial determination of a monetary damage award payable by Consultant to National Beef.

22.           Independent Contractor.  Consultant’s services under this Agreement shall be performed as an independent contractor and not as an employee of National Beef.  Consequently, National Beef will not withhold Social Security taxes, Medicare taxes, federal income taxes, or state or local taxes of any kind from any amounts paid Consultant under this Agreement.  Consultant shall have the sole responsibility for payment of all taxes relating to or resulting from the amounts paid under this Agreement.  Miller shall not be eligible for any employee benefit plans, programs and/or policies provided by National Beef to its employees generally, except that Miller shall be offered the opportunity to continue coverage for himself and family members under National Beef’s health plan, at his sole cost through August 31, 2010.  To assist Miller with such coverage, and in addition to compensation provided in Section 3, National Beef shall pay Consultant a monthly amount, payable on the first day of each month equal to the full premium amount then in effect under National Beef’s Health Plan.

23.           Compliance with Section 409A of the Internal Revenue Code.

a.           The parties intend that the payments and benefits under this Agreement shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, the Agreement shall be interpreted and administered in conformity with such intent to the maximum extent permitted.

b.           A termination of employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of the Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Code Section 409A.

c.           Unless the Agreement provides a specified and objectively determinable payment schedule to the contrary, to the extent that any payment of compensation is to be paid for a specified continuing period of time beyond the date of the Consultant’s separation from service in accordance with National Beef’s payroll practices (or other similar term), the payments of such compensation shall be made on a monthly basis.

d.           Notwithstanding any other payment schedule provided in the Agreement to the contrary, if the Consultant is identified on the date of his separation from service as a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then the following shall apply:

(i)           With regard to any payment that constitutes nonqualified deferred compensation subject to Code Section 409A and payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six month period measured from the date of the Consultant’s “separation from service” and (B) the date of the Consultant’s death (the “Delay Period”) to the extent required under Code Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Consultant in a lump sum, and all remaining payments due under the Agreement shall be paid or provided in accordance with the normal payment dates specified for them therein.

(ii)           To the extent that any benefits to be provided during the Delay Period constitute nonqualified deferred compensation subject to Code Section 409A and are provided on account of a “separation from service,” the Consultant shall pay the cost of such benefits during the Delay Period, and National Beef shall reimburse the Consultant for that portion of the costs that would otherwise have been paid by National Beef during the Delay Period upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by National Beef in accordance with the procedures specified therein.

e.           For all expenses, in-kind benefits, or other reimbursements under the Agreement that constitute nonqualified deferred compensation subject to Code Section 409A, each of the following shall apply:

(i)           All expenses or other reimbursements shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Consultant,

(ii)           Any right to reimbursement or in kind benefits shall not be subject to liquidation or exchange for another benefit, and

(iii)           No such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

f.           Notwithstanding any other provision of the Agreement to the contrary, in no event shall any payment under the Agreement that constitutes nonqualified deferred compensation subject to Code Section 409A be subject to offset unless otherwise permitted by Code Section 409A.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement date first above written.

“Consultant” John R. Miller Enterprises III, LLC
/s/ John R. Miller
By: John R. Miller
Its: President
“National Beef” National Beef Packing Company, LLC

By: /s/ Steven D. Hunt
Title: Chairman

Acknowledged and Accepted

/s/ John R. Miller
John R. Miller